                                           THIS DOCUMENT IS A COPY OF THE 13G/A
                                           PREVIOUSLY FILED ON FEBRUARY 18, 1997
                                           PURSUANT TO A RULE 201 TEMPORARY
                                           HARDSHIP EXEMPTION.

                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. One)*

                               Perclose, Inc.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               71361C 10 7
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 71361C 10 7                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John B. Simpson, M.D., Ph.D.
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     50,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      1,828,144
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  50,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  1,828,144
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,878,144
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     Excludes an aggregate of 150,000 shares (see Item 4)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     19.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 71361C 10 7                 13G                 Page  3  of  5  Pages
          ---------                                            ---    ---

ITEM 1(A).  NAME OF ISSUER

            Perclose, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            199 Jefferson Drive
            Menlo Park, CA 94025
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ITEM 2(A).  NAME OF PERSON(S) FILING

            John B. Simpson, M.D., Ph.D.
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            309 Manuella Road
            Woodside, CA 95062
            USA
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ITEM 2(C).  CITIZENSHIP

            USA
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
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ITEM 2(E).  CUSIP NUMBER

            71361C 10 7
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

N/A The filing person acquired all its shares prior to the registration of the Issuer's shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; therefore, this filing is pursuant to Rule 13d-1(c).

CUSIP No. 71361C 10 7                 13G                 Page  4  of  5  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        1,878,144*
        ----------
        * Consists of (i) 1,391,850 shares held by the Simpson Family Trust over which Dr. Simpson and his wife hold voting and dispositive control, (ii) 436,294 shares held by Fox Hollow, Ltd., of which Dr. Simpson is a general partner and (iii) 50,000 shares held by Dr. Simpson as Custodian for John David Simpson over which Dr. Simpson holds voting and dispositive control. Does not include an aggregate of 150,000 shares issued to three of Dr. Simpson's adult children over which Dr. Simpson does not hold voting or dispositive control.
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        19.7% (based on 9,530,471 shares outstanding as of 12/31/96)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              50,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              1,828,144
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              50,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              1,828,144
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

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CUSIP No. 71361C 10 7                 13G                 Page  5  of  5  Pages
          ---------                                            ---    ---

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ John B. Simpson, M.D., Ph.D.
                                       ----------------------------------------
                                       (Signature)

                                       John B. Simpson, M.D., Ph.D.
                                       ----------------------------------------
                                       (Name/Title)